Exhibit 99(e)

Keith Hartje (Media)      Sue Rozema (Investors)     Chuck Burgess/Adam Miller
(515) 281-2575            (515) 281-2250             Abernathy MacGregor Group
                                                     (212) 371-5999
                                   IMMEDIATELY


                             MIDAMERICAN COMMENTS ON
                    THE WISCONSIN PUBLIC SERVICE COMMISSION'S
                       PROTEST AGAINST THE WISCONSIN DEAL
                     ---------------------------------------

Des Moines, Iowa (August 20, 1996) -- MidAmerican Energy Company (NYSE: MEC) today commented on the Wisconsin Public Service Commission's protest against the proposed merger of IES Industries (NYSE: IES) with WPL Holdings and Interstate Power (the "Wisconsin deal") which was filed on August 16, 1996 with the Federal Energy Regulatory Commission (FERC). MidAmerican believes that the filing is indicative of the difficult regulatory approval process that the Wisconsin deal, a complex three-way four state merger, will encounter.

On August 16, 1996, the Wisconsin Public Service Commission filed a protest against the Wisconsin deal at the FERC, stating: "...even after a second attempt to address the deficiencies of the Merger Application, the Merger Application remains incomplete. The Commission cannot find the proposed merger to be consistent with the public interest based on the record now before it. The Application continues to raise questions as to how competition within relevant markets will be affected and cannot be approved without an evidentiary hearing."

John Rasmussen, vice president and general counsel for MidAmerican Energy, said, "Based on the Wisconsin Public Service Commission's filing with FERC, we believe that IES and WPL have made little progress in their unsuccessful efforts to gain regulatory approvals for the Wisconsin deal. We are concerned that there may be a misperception among some members of the financial community that the regulatory approval process for the Wisconsin deal has progressed further than it actually has. We encourage any interested party to contact the appropriate regulatory authorities directly to find out where IES's approval process really stands."

                                  Continued...
                                       -2-

Mr. Rasmussen added, "In terms of our proposal, we expect a prompt hearing from the Iowa Utilities Board and other necessary regulatory bodies and we are confident that the evidence will demonstrate the clear benefits to the public interest inherent in the MidAmerican proposal. We believe MidAmerican's proven ability to obtain prompt regulatory approvals for its prior mergers will bring the benefits much more quickly to IES customers and shareholders."

MidAmerican Energy Company, Iowa's largest utility, serves 635,000 electric customers and 600,000 natural gas customers in Iowa, Illinois, South Dakota and Nebraska. The Company is headquartered in Des Moines. Information about MidAmerican is available on the Internet at http://www.midamerican.com.

MidAmerican has filed with the Securities and Exchange Commission a proxy statement and other materials relating to the solicitation of proxies against the proposed IES/WPL/Interstate transaction and that proxy statement and the other materials are incorporated herein by reference.

                                       ###

Date:

Contact: Keith Hartje (Media)  Sue Rozema (Investors)  Chuck Burgess/Adam Miller
         (515) 281-2575        (515) 281-2250          Abernathy MacGregor Group
                                                       (212) 371-5999

For Release:  IMMEDIATELY


                      MIDAMERICAN ENERGY ISSUES RETRACTION

                      -----------------------------------

Des Moines, Iowa (August 20, 1996) -- MidAmerican Energy Company (NYSE:MEC) today retracted its earlier press release headlined "MidAmerican Comments on The Wisconsin Public Service Commission's Protest Against the Wisconsin Deal."

In the release, MidAmerican mistakenly referred to the Wisconsin Public Service Commission instead of the Wisconsin Public Service corporation. Wisconsin Public Service Corporation is a public utility. To MidAmerican's knowledge. The Wisconsin Public Service Commission has not filed a protest in the Federal Regulatory Commission proceedings concerning the combination of IES Industries Inc., WPL Holdings Inc. and Interstate Power Company.

MidAmerican has filed with the Securities and Exchange Commission a proxy statement and other materials relating to the solicitation of proxies against the proposed IES/WPL/Interstate transaction and that proxy statement and the other materials are incorporated herein by reference.

                                       ###